Exhibit 99.1

Blockchain Coinvestors Acquisition Corp. I Announces Pricing of Upsized $261 Million Initial Public Offering

Grand Cayman, Cayman Islands, November 9, 2021 — Blockchain Coinvestors Acquisition Corp. I (Nasdaq: BCSA, the “Company”) announced today the pricing of its upsized initial public offering of 26,100,000 units at a price to the public of $10.00 per unit. The units are expected to commence trading on November 10, 2021 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BCSAU”. Each unit consists of one share of Class A common stock and one-half of one warrant, each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “BCSA” and “BCSAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on November 12, 2021, subject to customary closing conditions.

Cantor Fitzgerald & Co. and Moelis & Company LLC are acting as the joint book-running managers of the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,915,000 units offered by the Company to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 9, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blockchain Coinvestors Acquisition Corp. I

Blockchain Coinvestors Acquisition Corp. I is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search on the companies in the financial services, technology and other sectors of the economy that are being enabled by emerging applications of blockchain.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the consummation of the initial public offering and search for an initial business combination, are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Lou Kerner

Chief Executive Officer

Blockchain Coinvestors Acquisition Corp. I

lkerner@blockchaincoinvestors.com

Media Contact

Matt Yemma, Peaks Strategies

myemma@peaksstrategies.com